Exhibit 99.1

For Immediate Release

Contact:

Kevin Trosian

Vice President, Finance & Investor Relations

(805) 987-8741

Power-One, Inc. Appoints Dick Swanson to Board of Directors

Camarillo, CA — November 2, 2010 — Power-One, Inc. (NASDAQ:PWER) today announced the appointment of Dr. Richard Swanson to its board of directors, effective October 29, 2010. Dr. Swanson was the founder and former President and CTO at SunPower Corporation (NASDAQ: SPWRA and SPWRB), a leading designer and manufacturer of solar technology, and currently holds the position of President Emeritus at the company.

Dr. Swanson received his Ph.D. in Electrical Engineering from Stanford University in 1974. In 1976, he joined the faculty at Stanford University where he and his group conceived and developed the point-contact solar cell. In 1991, Dr. Swanson resigned from his faculty position to devote full time to SunPower Corporation, which he founded to develop and commercialize cost-effective photovoltaic power systems. During his tenure, SunPower has become a vertically-integrated vendor of photovoltaic technology and has a pipeline of over 4 GW of solar projects.

“We are pleased to add Dr. Swanson to our board of directors,” said Jay Walters, Chairman of Power-One.  “We believe his background as one of the founders of the solar industry will provide a wealth of knowledge and experience to Power-One. We look forward to his contributions as a Director.”

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, semiconductor test equipment, industrial markets and custom applications. Power-One, with headquarters in Camarillo, California, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is a public company listed on NASDAQ under the ticker symbol PWER.  For more information about the Company, please visit www.Power-One.com.